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                                                      RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-12395



                        SUPPLEMENT NO. 1 TO PROSPECTUS
                           DATED SEPTEMBER 27, 1996

  On October 30, 1996, the Company announced earnings for the Company's third quarter ended October 6, 1996 of $3,953,000, or $0.13 per share, compared to a net loss of $30,010,000, or a net loss of $3.11 per share, for the comparable period in 1995. The Company's revenue during the third quarter of 1996 increased 21% to $10,257,000 from the $8,483,000 generated in the third quarter of 1995. Systemwide gross revenue, which includes Company-operated and franchise stores, increased to $38,330,000 during the third quarter, a 343% increase from the $8,658,000 generated in the comparable 1995 period.

  For the three quarters ended October 6, 1996, the Company earned $931,000, or $0.04 per share, compared to a net loss of $32,194,000, or a net loss of $3.34 per share, for the period from March 24, 1995 (inception) through October 1, 1995. The Company's revenue for the first three quarters of 1996 increased 214% to $50,842,000 from $16,198,000 generated during the period from March 24, 1995 (inception) through October 1, 1995. Systemwide gross revenue increased to $98,800,000 during the first three quarters of 1996, a 497% increase from the $16,558,000 generated during the period from March 24, 1995 (inception) through October 1, 1995.

  On November 7, 1996 the Company announced that it had increased its estimate of the number of stores that it and its area developers would open in 1997 to between 300 and 350 stores systemwide. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7 OF THE PROSPECTUS.

  On November 12, 1996, the Company filed a registration statement with the Securities and Exchange Commission to register 2,875,000 shares of the Company's common stock, $.01 par value per share ("Common Stock"), to be issued and sold by the Company in a proposed underwritten public offering. The registration statement also includes an additional 500,000 shares of Common Stock to be offered to Boston Chicken, Inc. in a concurrent non-underwritten offering at a price equal to the public offering price per share, net of underwriting discount.

               The date of this Supplement is November 12, 1996